EXHIBIT 10.1

WAIVER OF ANNUAL INCENTIVE

This Waiver of Annual Incentive is entered into by the undersigned participant in the [Annual Incentive Compensation Plan][Annual Performance Bonus Program] (the “Plan”) of Schnitzer Steel Industries, Inc. (the “Company”) effective as of August 28, 2012.

The Compensation Committee of the Company (the “Committee”) has scheduled a special meeting of the Committee to be held on August 28, 2012 to, among other things, consider a proposal to grant an option (the “Option”) to purchase Class A Common Stock of the Company to the undersigned participant (as well as several other Company executives), subject to and conditioned upon the waiver by the undersigned participant of his or her right to receive a payout under the Plan based on performance in fiscal 2012.  The proposed terms of the Option are that the exercise price will be 120-125% (as determined by the Committee) of the closing price of the Class A Common Stock on August 28, 2012 as reported by NASDAQ, the number of shares covered by the Option will be determined by dividing the undersigned participant’s target bonus amount under the Plan for fiscal 2012 by the Black Scholes option value per share of the Option as determined by the Company’s accounting department, the term of the Option will be 5-7 years (as determined by the Committee), and the Option will become exercisable for one hundred percent of the shares on August 28, 2014 subject to continued employment with the Company.

Subject to and effective upon the grant of the Option to the undersigned participant by the Committee, and in consideration of the grant of the Option, the undersigned participant hereby irrevocably waives any and all rights he or she may have to any payout under the Plan based on the performance of the undersigned or the Company in fiscal 2012.

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